Exhibit 99.1

February 6, 2023

By Email and Federal Express

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

salsheimer@olshanlaw.com

Attention: Sebastian Alsheimer, Esq.

Re:	Purported Notice of Stockholder Nomination of Individuals for Election as Directors at the 2023 Annual Meeting of Stockholders of First Foundation Inc.

Dear Mr. Alsheimer:

I am writing to you on behalf of First Foundation Inc. (the “Company”) in response to the letter, dated December 30, 2022, from your client Driver Opportunity Partners I LP (the “Nominating Stockholder”), to the Company (the “Nomination Notice”). The Nominating Stockholder notified the Company in the Nomination Notice of its intention to propose the nomination of Allison Ball and Lila I. Flores (each a “Nominee,” and together, the “Nominees”) for election to the Company’s Board of Directors (the “Board”) at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

The Nomination Notice requested that the Company notify you if the Company finds the Nomination Notice to be incomplete or otherwise deficient. This letter is in response to that request. The Company has reviewed the Nomination Notice and has determined that it is incomplete because it failed to make certain disclosures required by the Company’s Bylaws (the “Bylaws”). The Nomination Notice also made disclosures that would require further clarification in order to allow the Company to determine if such disclosures comply with the Bylaws. The deficiencies that the Company has identified in the Nomination Notice include the following:

1.	Pursuant to Article II, Section 2.2(d)(i)(A) of the Bylaws, a stockholder notice of nominations is required to set forth “all information relating to such [p]roposed Nominee that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the [Securities Exchange Act of 1934, as amended (the ‘Exchange Act’)],” which includes Item 5(b)(1)(ii) of Schedule 14A. Item 5(b)(1)(ii) of Schedule 14A requires the disclosure of each Nominee’s “present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is carried on…” (emphasis added). The Nomination Notice stated that the “principal occupation of Ms. Ball is serving as an investment partner at Hanover Technology Investment Management [(‘Hanover Technology’)].” However, the Nomination Notice also provided that Ms. Ball is “an Investment Partner for [Hanover Technology] […] and a Partner at Accelerated Advisory Group, LLC.” As a result of these numerous inconsistent disclosures, Ms. Ball’s “present principal occupation” cannot be determined. Moreover, the Nomination Notice provided the “principal business address” for Ms. Ball, but it failed to clarify or confirm that such address is also the address of Hanover Technology, as required by Item 5(b)(1)(ii) of Schedule 14A. Further, the Nomination Notice stated that the “principal occupation of Ms. Flores is serving as US Commercial Leader for Palantir Technologies Inc. [(‘Palantir’)].” However, the Nomination Notice also provided that Ms. Flores is “a US Commercial Leader for [Palantir] […] and a Principal of CAZ Investments LP.” As a result of these numerous inconsistent disclosures, Ms. Flores’ “present principal occupation” cannot be determined. Also, while the Nomination Notice provided “the principal business address” for Ms. Flores, the Nomination Notice failed to provide the address of Palantir or confirm whether its address is the same as the address provided for Ms. Flores, as required by Item 5(b)(ii) of Schedule 14A.

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2.	Pursuant to Article II, Section 2.2(d)(i)(A) of the Bylaws, a stockholder notice of nominations is required to set forth “all information relating to such [p]roposed Nominee that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act,” which includes Item 7(b) of Schedule 14A. Item 7(b) of Schedule 14A requires the disclosure of the information required by Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the disclosure of “any transaction, since the beginning of the registrant's last fiscal year, or any currently proposed transaction, in which the registrant was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest” (emphasis added). The Nomination Notice provided that “no Nominee or any of her associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000,” but failed to provide such disclosure for transactions “in which any related person had or will have a direct or indirect material interest” (emphasis added). Further, when applied to a nominee for director, the related persons include such nominee for director and his or her immediate family members, as such term is defined in Item 404(a) of Regulation S-K. The Nomination Notice failed to provide such disclosure for any immediate family members of the Nominees.

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3.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 5(b)(1)(xi) of Schedule 14A. Item 5(b)(1)(xi) requires that a stockholder notice of nominations “[f]urnish for [each] participant and [the] associates of [each] participant the information required by Item 404(a) of Regulation S-K.” As discussed above, Item 404(a) of Regulation S-K requires the disclosure of certain transactions. The Nomination Notice provided that “no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000,” but failed to provide such disclosure for transactions “in which any related person had or will have a direct or indirect material interest.” Further, when applied to a nominee for director, the related persons include such nominee for director and his or her immediate family members, as such term is defined in Item 404(a) of Regulation S-K. Again, the Nomination Notice failed to provide such disclosure for any immediate family members of the Nominees.

4.	Pursuant to Article II, Section 2.2(d)(i)(A) of the Bylaws, a stockholder notice of nominations is required to set forth “all information relating to such [p]roposed Nominee that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act,” which includes Item 8 of Schedule 14A. Item 8 of Schedule 14A requires, with respect to the Nominees and their associates, the disclosure of the information required by Item 402 of Regulation S-K (Executive Compensation). The Nomination Notice failed to provide this required disclosure or confirm that the Nominees and their associates have no such information to provide.

5.	Pursuant to Article II, Section 2.2(d)(iii)(2)(C) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any proxy, contract, arrangement, understanding (written or oral), or any relationship, pursuant to which [either the Nominating Stockholder or the beneficial owner, if any, on whose behalf the nomination is made] has a right to vote, directly or indirectly, any shares of capital stock or any other security of the [Company].” The Nomination Notice disclosed that Driver Management Company LLC (“Driver Management”) and J. Abbott R. Cooper owned “289,00 shares of Common Stock (consisting of the 76,000 shares of Common Stock owned directly by [the Nominating Stockholder] and the 213,000 shares of Common Stock held in certain separately managed accounts.” The Nomination Notice failed to provide whether, by virtue of such beneficial ownership, Driver Management and Mr. Cooper have any power to vote such shares.

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6.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 4(b)(2) of Schedule 14A. Item 4(b)(2) of Schedule 14A requires that “[i]f regular employees of the registrant or any other participant in a solicitation have been or are to be employed to solicit security holders,” a stockholder notice of nominations must “describe the class or classes of employees to be so employed, and the manner and nature of their employment for such purpose.” Mr. Cooper is the managing member of the general partner of the Nominating Stockholder. The Nomination Notice failed to state whether Mr. Cooper, as an employee of the Nominating Stockholder, or any other employees of Nominating Stockholder will be employed to solicit stockholders, and if so, to describe their class or classes and the manner and nature of their employment for such purpose.

7.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 4(b)(3) of Schedule 14A. Item 4(b)(3) of Schedule 14A requires that “[i]f specially engaged employees, representatives or other persons have been or are to be employed to solicit security holders,” a stockholder notice of nominations must “state (i) the material features of any contract or arrangement for such solicitation and the identity of the parties, (ii) the cost or anticipated cost thereof and (iii) the approximate number of such employees or any other person (naming such other person) who will solicit security holders” (emphasis added). The Nomination Notice provided that “[t]he Nominating Stockholder expects to retain a proxy solicitor for solicitation and advisory services in connection with its anticipated solicitation of proxies for the Annual Meeting. The costs for such proxy solicitor and the number of people to be employed by such proxy solicitor to solicit proxies for the Annual Meeting is presently unknown” (emphasis added). Even if the precise cost was “presently unknown,” Item 4(b)(3) of Schedule 14A requires the “anticipated cost” of this figure (emphasis added). Further, even if the number of people to be employed was “presently unknown,” Item 4(b)(3) of Schedule 14A requires the “approximate number” of employees (emphasis added).

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8.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 4(b)(4) of Schedule 14A. Item 4(b)(4) of Schedule 14A requires that a stockholder notice of nominations “[s]tate the total amount estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of security holders” (emphasis added). The Nomination Notice provided “the manner in which the anticipated solicitation will be undertaken [and] information regarding the costs associated therewith […] is presently unknown” (emphasis added). Item 4(b)(4) of Schedule 14A requires a stockholder notice of nominations to provide “the total amount estimated to be spent” (emphasis added). Even if the precise total amount is “presently unknown,” Item 4(b)(4) of Schedule 14A requires an estimate of this figure. In addition, the Nomination Notice failed to provide the total expenditures to date. The Nomination Notice stated that “the Nominating Stockholder has not undertaken any activities to date in furtherance of, or in connection with, its anticipated solicitation of proxies for the Annual Meeting, [and] it has not incurred any expenses to date in furtherance of, or in connection with, any solicitation of proxies for the Annual Meeting.” However, the preparation and submission of the Nomination Notice was “in furtherance of, or in connection with” the Nominating Stockholder’s anticipated solicitation of proxies for the Annual Meeting and accordingly, any costs associated with such preparation and submission were required to be disclosed in the Nomination Notice.

9.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 5(b)(1)(viii) of Schedule 14A. Item 5(b)(1)(viii) of Schedule 14A requires a stockholder notice of nominations to state “whether or not the participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the registrant.” If so, a stockholder notice of nominations must “name the parties to such contracts, arrangements or understandings and give the details thereof.” Driver Management and Mr. Cooper “beneficially own 213,000 shares of Common Stock held in [certain separately managed accounts].” The Nomination Notice failed to provide any details about the arrangement under which Driver Management’s and Mr. Cooper’s investment in these shares of Common Stock is managed.

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10.	Pursuant to Article II, Section 2.2(d)(iii)(3) of the Bylaws, a stockholder notice of nominations is required to set forth “as to the [Nominating Stockholder] giving the notice and the beneficial owner, if any, on whose behalf the nomination is made […] any other information relating to each [of the Nominating Stockholder and the beneficial owner, if any, on whose behalf the nomination is made] that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act,” which includes Item 6(d) of Schedule 14A. Item 6(d) of Schedule 14A requires a stockholder notice of nominations to “[f]urnish the information required by Item 403 of Regulation S-K to the extent known by the persons on whose behalf the solicitation is made.” The Nomination Notice failed to provide such disclosure.

11.	Pursuant to Article II, Section 2.2(d)(i)(D) of the Bylaws, “with respect to each [p]roposed Nominee for election or reelection to the Board of Directors,” a stockholder notice of nominations must “include a completed and signed questionnaire…” (emphasis added). The Company provided “a written questionnaire with respect to the background and qualification of such [Nominee],” pursuant to Section 2.4 of the Bylaws (the “Company Questionnaire”).

a.	The disclosures in Ms. Ball’s Company Questionnaire omitted certain required information or required further clarification in order to allow the Company to determine if such disclosures comply with the Bylaws.

i.	The Nomination Notice provided a “business address” for Ms. Ball in accordance with Item 5(b)(1)(i) of Schedule 14A. Question #1(d) of the Company Questionnaire requires the Nominee’s business address and home address. In Ms. Ball’s response, she provided an identical business address and home address. Such provided address is also identical to the business address provided in the Nomination Notice. The provided business address appears to be a residential address. Moreover, it does not match the public address of Hanover Technology, which the Nomination Notice stated is her “principal occupation.”

ii.	Question #4 of the Company Questionnaire requires a description of the “nature of your responsibilities.” Ms. Ball incorporated her biographical information set forth in the Nomination Notice, but such biographical information did not describe the “nature of [her] responsibilities.”

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iii.	Question #4 of the Company Questionnaire requires the Nominee to “set forth … any particular area of your professional or academic background that would be relevant for the Nominating and Corporate Governance Committee to consider.” The Nominee should provide “information that is material to [their] qualification to serve as a director of the Company.” During our diligence and efforts to gather information on Ms. Ball, we became aware that Ms. Ball cohosts a podcast entitled “Hell or High Ranch Water” along with Ms. Flores. Such information is “relevant [to] the Nominating and Corporate Governance Committee […] [and] [material] to [their] qualification to serve as [directors] of the Company” and was not disclosed.

iv.	Question #5 of the Company Questionnaire requires each Nominee to list directorship information. Ms. Ball provided that she was a Board Member of the Lincoln Network, Inc. from January 2021 to present. Such position was not listed in the biography contained in the Nomination Notice or in the questionnaire attached to the Nomination Notice provided by the Nominating Stockholder (the “Driver Questionnaire”).

v.	Question #19 of the Company Questionnaire requires the Nominee to provide information regarding any entities that the Nominee controls, either directly or indirectly. Ms. Ball provided that “[a]s partner, [she] directly controls Accelerated Advisory Group, LLC.” However, it also appears that Ms. Ball controls Hanover Technology, an entity in which she is one of only two “Investment Partners.”

vi.	Question #20 of the Company Questionnaire requires the Nominee to disclose entities that the Nominee can “exert significant influence, either directly or indirectly […] to the extent that the entity may be prevented from fully pursuing its own separate interests with regard to any transaction with the Company and its affiliates.” Ms. Ball provided that there are no such entities. However, this appears inconsistent with Ms. Ball’s answer to Question #19 of the Company Questionnaire, which stated that she controls Accelerated Advisory Group, LLC. Additionally, as one of only two Investment Partners, it appears that Ms. Ball also has the ability to exert significant influence over Hanover Technology.

vii.	We understand that Ms. Ball and Ms. Flores run a podcast called Hell or High Ranch Water. Such information was not disclosed in the Company Questionnaire, the Driver Questionnaire or the Nomination Notice.

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viii.	Question #21 of the Company Questionnaire requires the disclosure of “any entities, other than those already listed in [the Nominee’s] responses to other questions in [the Company] Questionnaire, with which [the Nominee] serve[s] as a member of the board of directors or [has] any other employment relationship, even if the directorship and/or employment relationship does not result in [the Nominee’s] ability to exert control or significant influence over the entity ….” Information about Ms. Ball’s employment or involvement with Hell or High Ranch Water LLC was not disclosed in the Company Questionnaire, the Driver Questionnaire or the Nomination Notice.

ix.	Question #35(m) of the Company Questionnaire requires the disclosure of “any additional information that would be relevant, appropriate or helpful for the Company’s [Board] to consider when evaluating [the Nominee’s] ability to exercise independent judgment in carrying out the responsibilities of a director.” Ms. Ball’s omissions with respect to her relationship with Ms. Flores are pertinent to the Board in its evaluation of her “ability to exercise independent judgment in carrying out the responsibilities of a director.”

b.	The disclosures in Ms. Flores’ Company Questionnaire omitted certain required information or required further clarification in order to allow the Company to determine if such disclosures comply with the Bylaws.

i.	The Nomination Notice provided a “business address” for Ms. Flores in accordance with Item 5(b)(1)(i) of Schedule 14A. Question #1(d) of the Company Questionnaire requires the Nominee’s business address and home address. In Ms. Flores’ response, she provided identical business and home addresses. Such provided address is also identical to the business address listed in the Nomination Notice and appears to be a residential address. Moreover, it does not match the public address of Palantir, which the Nomination Notice stated is her “principal occupation.”

ii.	Question #4 of the Company Questionnaire requires Ms. Flores to “provide a detailed summary of [her] historical biographical information.” “The biographical information must contain at a minimum the following information: (i) [her] business experience during the past five (5) years […], identifying the name of [her] employer (or self-employed), the type of business of the employer, the positions [she] held, the nature of [her] responsibilities, and whether your employer was an affiliate of the Company.” As part of our diligence and efforts to determine Ms. Flores’ qualification to serve as a director of the Company, the Company became aware of Hell or High Ranch Water LLC, of which Ms. Flores is the manager. Such information should have been included in her response to Question #4, yet it was not disclosed in the Company Questionnaire, the Driver Questionnaire or the Nomination Notice.

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iii.	Question #4 of the Company Questionnaire requires a description of the “nature of your responsibilities.” Ms. Flores incorporated her biographical information set forth in the Nomination Notice, but such biographical information did not include the “nature of [her] responsibilities.”

iv.	Question #4 of the Company Questionnaire requires the Nominee to “set forth … any particular area of your professional or academic background that would be relevant for the Nominating and Corporate Governance Committee to consider.” The Nominee should provide “information that is material to [their] qualification to serve as a director of the Company.” During our diligence and efforts to gather information on Ms. Flores, we became aware that Ms. Flores cohosts a podcast entitled “Hell or High Ranch Water” along with Ms. Ball. Such information is “relevant [to] the Nominating and Corporate Governance Committee […] [and] [material] to [their] qualification to serve as [directors] of the Company” and was not disclosed.

v.	Ms. Flores is a manager of Hell or High Ranch Water LLC. Such information was not disclosed in the Company Questionnaire, the Driver Questionnaire or the Nomination Notice. Had it been properly disclosed, such an entity would qualify as an “associate”[1] of Ms. Flores. Question #30 of the Company Questionnaire required the disclosure in table form the “full name, form (e.g., partnership, corporation, etc.), nature of business done by, and principal place of business of each associate of [Ms. Flores] referred to in the answers in [the Company] Questionnaire and [her] relationship with such associate(s), if applicable.”

vi.	Question #19 of the Company Questionnaire requires the Nominee to provide information regarding any entities that the Nominee controls, either directly or indirectly. As the manager of Hell or High Ranch Water LLC, Ms. Flores arguably directly or indirectly controls the entity. If not, she at least has the ability to exert significant influence over the entity. However, such information was not disclosed in the Company Questionnaire, the Driver Questionnaire or the Nomination Notice.

1 As defined in the Company Questionnaire, “associate” includes: (i) any corporation or entity (other than the Company) of which you are an officer, director or partner or of which you are, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which you have a substantial beneficial interest or as to which you serve as trustee or in a similar capacity; (iii) your spouse; (iv) any relative of your spouse or any relative of yours who has the same home as you or who is a director or officer or key executive of the Company; and (v) any partner, syndicate member or person with whom you have agreed to act in concert with respect to the acquisition, holding, voting or disposition of shares of the Company’s securities.

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vii.	We understand that Ms. Flores owns a hunting business. Information regarding this business and the entity or entities through which it is conducted was omitted from the Company Questionnaire, the Driver Questionnaire and the Nomination Notice.

viii.	Question #21 of the Company Questionnaire requires the disclosure of “any entities, other than those already listed in [the Nominee’s] responses to other questions in [the Company] Questionnaire, with which [the Nominee] serve[s] as a member of the board of directors or [has] any other employment relationship, even if the directorship and/or employment relationship does not result in [the Nominee’s] ability to exert control or significant influence over the entity …..” Information about Ms. Flores’s employment or involvement with Hell or High Ranch Water LLC and her hunting business was not disclosed in the Company Questionnaire, the Driver Questionnaire or the Nomination Notice.

ix.	Question #35(m) of the Company Questionnaire requires the disclosure of “any additional information that would be relevant, appropriate or helpful for the Company’s [Board] to consider when evaluating [the Nominee’s] ability to exercise independent judgment in carrying out the responsibilities of a director.” Ms. Flores’ omissions with respect to her relationship with Ms. Flores are pertinent to the Board in its evaluation of her “ability to exercise independent judgment in carrying out the responsibilities of a director.”

Pursuant to Article II, Section 2.2(g) of the Bylaws, only such persons who are nominated pursuant to the procedures set forth in the Bylaws shall be eligible to stand for election to the Board. This letter is being sent on behalf of the Company, while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter. This letter is not and should not be interpreted to be confirmation or validation of the sufficiency, timeliness or adequacy of the Nomination Notice in any respect.

Please feel free to contact us with any questions. The Company’s management and the Board are and will remain open to engagement with the Nominating Stockholder. We will ensure that your input is always reviewed promptly and with due care and consideration.

* * *

Very truly yours,

FIRST FOUNDATION INC.

/s/ C. Kelly Rentzel
C. Kelly Rentzel
Executive Vice President, General Counsel and Corporate Secretary